EXHIBIT 99.1

For Immediate Release

Crown Media President and CEO David Evans Announces Decision to Leave Company

STUDIO CITY, CA. – May 10, 2006 - Crown Media Holdings, Inc. (NASDAQ: CRWN), owner and operator of Hallmark Channel, today announced that David Evans, President and CEO, has decided to leave the Company effective June 16th, prior to the September expiration of his contract, in order to pursue new challenges in his career.

The Crown Media Board has retained the executive recruiting firm of Spencer Stuart to commence a search for a permanent replacement. Paul FitzPatrick, Executive Vice President and Chief Operating Officer, will assume Mr. Evans’ responsibilities until a new CEO is named.

“I joined Crown Media nearly seven years ago with the exciting challenge of building a top tier cable channel,” remarked Mr. Evans. “With the expertise and talent of a group of exceptional executives, and their respective teams, we have achieved this goal. I feel truly fortunate for the experience of having taken this journey with them, and I am confident that they can take Hallmark Channel to the next level of success. I am very proud of our accomplishments, and I am looking forward to embarking upon new opportunities in the media industry.”

“Under David’s leadership, the development and launch of Hallmark Channel has accomplished an impressive record of ratings success and advertiser support,” said Don Hall, Jr., co-Chairman of the Board of Crown Media and President and CEO of Hallmark Cards, Inc. “David has built a strong management team that is committed to expanding on the success of this unique channel.”

Since 1999, Mr. Evans has led Hallmark Channel to its position as a top ten-ranked cable network, and has overseen the growth of its distribution to 73 million subscribers, making the channel the fastest-growing ad-supported cable network since its launch. Until the sale of the international operations of Crown Media in 2005, Hallmark Channel was also distributed to more than 122 countries worldwide, reaching a combined audience of over 125 million

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subscribers. Under Evans’ direction, Crown Media also acquired and successfully distributes a television and film library of 600 titles.

Mr. Evans will continue to serve on the boards of British Sky Broadcasting, operator of U.K.’s largest digital platform and John Fairfax Holdings Limited, Australia’s largest newspaper publishing group.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming. The Company currently operates and distributes the Hallmark Channel in the U.S. to 73 million subscribers. The program service is distributed in over 5,300 cable systems and communities as well as direct-to-home satellite services across the country.  In 2005, Crown launched its second 24-hour linear channel, Hallmark Movie Channel.  Through its subsidiary, Crown Media Distribution, LLC, Crown also distributes titles in the U.S. from its award-winning collection of movies, mini-series and films for exhibition in a variety of television media including broadcast, cable, video-on-demand and high definition television. Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-K Report for the year ended December 31, 2005. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Mindy Tucker	Nancy Carr
IR Focus	Hallmark Channel
914.725.8128	818.755.2643
mindy@irfocusllc.com	nancycarr@hallmarkchannel.com

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